Exhibit 99.2

FOR IMMEDIATE RELEASE

Accuride Completes Sale of Brillion Iron Works

•                  Sale supports Accuride’s focus on its core wheel and wheel-end systems businesses

EVANSVILLE, Ind. — September 2, 2016 — Accuride Corporation (NYSE: ACW) (“Accuride”) — a leading supplier of components to the North American and European commercial vehicle industries — announced that it has sold its Brillion Iron Works (“Brillion”) subsidiary to a subsidiary of Metaldyne Performance Group Inc. (“MPG”), a leading provider of highly-engineered components for use in powertrain and suspension applications for the global light, commercial and industrial vehicle markets.  Under the purchase agreement, MPG has acquired from Accuride all of the stock of Brillion Iron Works, Inc., a Delaware corporation, for total cash consideration of $14 million.

Located in Brillion, Wis., Brillion specializes in the casting design and production of gray, ductile and austempered ductile iron castings for a range of industries, including light vehicle, commercial vehicle, agricultural, construction, oil & gas and mining equipment, among others.

“Today’s action will enable Accuride to focus completely on our strategic vision to be the premier supplier of wheel-end system solutions to the global commercial vehicle industry,” Accuride President and CEO Rick Dauch said.

BMO Capital Markets acted as the exclusive financial advisor to Accuride on this transaction.

About Brillion Iron Works

Located in Brillion, Wis., Brillion Iron Works is one of North America’s most versatile iron foundries.  Brillion specializes in the casting design and production of gray, ductile and austempered ductile iron products ranging from intricate, thin-walled castings to highly-cored, heavy-sectioned castings. Brillion’s casting excellence is relied upon by leaders in a wide range of industries, including the light vehicle, commercial vehicle; agricultural, construction and mining equipment; and others.  Brillion ranks among the top ten independent foundries in the United States.  Brillion’s origins date to 1897, when the predecessor to Brillion Iron Works was organized as a small machine shop making farm tools. In 1900, the plant was relocated to new buildings and the foundry was added.

About MPG

MPG is a leading provider of highly engineered lightweight components for use in powertrain and suspension applications for the global light, commercial and industrial vehicle markets. MPG produces these precision components and modules using complex metal-forming manufacturing technologies and processes for a global customer base of vehicle OEMs and Tier I suppliers. MPG’s metal-forming manufacturing technologies and processes include aluminum die casting, forging, iron casting and powder metal forming as well as advanced machining and assembly. Headquartered in Southfield, Michigan, MPG has a global footprint spanning more than 60 locations in 13 countries across North and South

America, Europe and Asia with approximately 12,000 employees.  For more information: www.mpgdriven.com.

About Accuride Corporation

With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North American and European commercial vehicle industries. The company’s products include commercial vehicle wheels; wheel-end components and assemblies; and specialty cast-iron components for a range of agricultural, construction and mining, and oil and gas equipment applications.  The company’s products are marketed under its brand names, which include Accuride®, Accuride Wheel End Solutions™, Gunite® and Gianetti Ruote™. Accuride’s common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information, visit the Company’s website at http://www.accuridecorp.com.

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